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                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                  by and among

                       The Management Network Group, Inc,
                             a Delaware corporation
                                   as "Parent"


                                       and


                                Amanda Weathersby
                              as the "Stockholder"


                           Dated as of August 30, 2000


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                            STOCK PURCHASE AGREEMENT


THIS STOCK PURCHASE AGREEMENT (this "Agreement"), is entered into as of August 30, 2000, by and among The Management Network Group, Inc., a Delaware corporation (the "Parent") and Amanda Weathersby, an individual (the "Stockholder").

                              W I T N E S S E T H:

WHEREAS, as of the date hereof, 100 shares of common stock, par value $0.01 per share ("Company Common Stock"), of The Weathersby Group, Inc., a Maryland corporation (the "Company") representing all of the issued and outstanding capital stock of the Company are owned of record by Stockholder;

WHEREAS, the Stockholder wishes to sell, and the Parent wishes to purchase, 100 shares of Company Common Stock representing all of the issued and outstanding capital stock of the Company, pursuant to the terms and conditions of this Agreement (the "Stock Purchase");

WHEREAS, each of the Parent and the Stockholder desires to make certain representations, warranties, covenants and agreements in connection with the Stock Purchase and the transactions contemplated hereby (collectively, the "Transactions") and to prescribe various conditions to the Transactions;

WHEREAS, simultaneously with the consummation of the Stock Purchase; (a) Parent, the Stockholder and the Company shall enter into a Stockholder and Registration Rights Agreement (the "Stockholders Agreement") in the form attached hereto as Exhibit A; (b) Parent and the Stockholder shall enter into an Employment Agreement (the "Stockholder Employment Agreement") in the form attached hereto as Exhibit B; (c) the Company and each of the following individuals: Donna R. Nogay and Kelly O'Donnell (collectively, the "Principals") shall enter into an Employment Agreement (the "Principals Employment Agreements") in the form attached hereto as Exhibit C-1 and C-2, respectively (the Stockholder Employment Agreement and the Principals Employment Agreements may be collectively referred to as the "Employment Agreements"); (d) Parent and the Stockholder shall enter into an Escrow Agreement (the "Escrow Agreement") in the form attached hereto as Exhibit D; and (e) Parent shall enter into a Promissory Note and Security Agreement (the "Note") in the form attached hereto as Exhibit E; and

NOW, THEREFORE, in consideration of the foregoing, and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto do hereby agree as follows:

                             [Intentionally Omitted]

                                  THE CLOSING.

Closing. The closing for the Transactions (the "Closing") shall take place at the offices of Shughart Thomson & Kilroy, P.C., 120 W. 12th Street, Kansas City, Missouri 64105 as soon as practicable on a day (the "Closing Date") following the satisfaction or waiver of each of the conditions set forth in Article 11 hereof, or at such other date, time and place as the parties hereto shall agree.

                              Closing Deliveries.

Deliveries By Stockholder. At the Closing, the Stockholder shall deliver or cause to be delivered to Parent the following, duly executed by the Company, the Stockholder and/or the Principals (as applicable):

Share Certificates. Certificates representing all of issued and outstanding shares of Common Stock of the Company, which shall be exchanged for the Purchase Consideration as set forth below.

Resignations. Resignations of Amanda Weathersby and of all directors of the Company made effective as of the Effective Time.

Stockholder and Registration Rights Agreement. The Stockholder and Registration Rights Agreement.

Employment Agreements. The Employment Agreements.


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Escrow Agreement.  The Escrow Agreement.

Opinion of Counsel. An opinion of counsel substantially in the form attached hereto as Exhibit F.

Certificates of Good Standing. A certificate of good standing for the Company from the Department of Assessments and Taxation of the State of Maryland dated not more than 10 days prior to the Closing Date.

Deliveries by Parent. At the Closing, Parent shall deliver or cause to be delivered to the Stockholder the following, duly executed by Parent:

Resolutions. Copies of resolutions of the Board of Directors of Parent certified by a Secretary, Assistant Secretary or other appropriate officer of Parent, duly authorizing and approving the Transactions, the execution, delivery and performance of this Agreement and the other agreements referred to herein.

Stockholders and Registration Rights Agreement. The Stockholders and Registration Rights Agreement.

Escrow Agreement. The Escrow Agreement.

Employment Agreements. The Employment Agreements.

Opinion of Counsel. An opinion of counsel in the form attached hereto as Exhibit G.

Certificates of Good Standing. A certificate of good standing for Parent from the Secretary of State of the State of Delaware dated not more than 10 days prior to the Closing Date.

Note. The Note.

Mechanics of Payment of Purchase Consideration. At the Closing, upon surrender of the share certificates representing the 100 shares of Company Common Stock issued and outstanding immediately prior to the Closing (the "Certificates"), accompanied by executed stock powers in blank, to Parent for cancellation, Stockholder shall be entitled to receive the Purchase Consideration (as defined below).

                       PURCHASE AND SALE OF COMMON STOCK.

Transfer of Common Stock. Subject to the terms and conditions set forth herein, at the Closing, Parent agrees to purchase from Stockholder, and Stockholder agrees to sell to Parent, 100 shares of Company Common Stock, representing 100% of the issued and outstanding capital stock of the Company, solely in exchange for the Purchase Consideration (defined below).

Purchase Consideration. For purposes of this Agreement, "Purchase Consideration" shall mean the Note in the amount of the Initial Purchase Consideration and the Contingent Purchase Consideration, as such terms are defined below.

Initial Purchase Consideration. For purposes of this Agreement "Initial Purchase Consideration" shall mean (i) cash (subject to the funding of the escrow specified in Section 3.4 below) payable by wire transfer or delivery of other immediately available funds in the amount of $11,191,000 (the "Initial Cash Consideration"), and (ii) the Initial Share Consideration. As used in this Agreement, "Initial Share Consideration" shall equal that number of shares of common stock, par value $.001 per share, of Parent ("Parent Common Stock") obtained by dividing $8,000,000 by the Purchase Share Price. As used in this Agreement, the "Purchase Share Price" shall equal the average of the closing bid and ask prices for the Parent Common Stock, as reported on the Nasdaq National Market, over the 10 trading days immediately preceding the second day prior to the Closing Date. Payment on the Note shall be made in the form of cash and Parent Common Stock as set forth above.

Contingent Purchase Consideration. For purposes of this Agreement "Contingent Purchase Consideration" shall mean the right to receive on March 31, 2002 or such other date as provided in Sections 3.3.2, 3.3.4 and 3.3.5, subject to adjustment
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pursuant to Section 9.7 hereto (i) cash payable by wire transfer or delivery of other immediately available funds in an amount determined pursuant to Section
3.3 hereto (the "Contingent Cash Consideration"), and (ii) up to the Contingent Share Consideration (as defined below).

                        As used in this Agreement, "Contingent Share
                        Consideration" shall equal that number of shares of common stock, par value $.001 per share, of Parent ("Parent Common Stock") obtained by dividing the Contingent Share Payment (as defined in Section 3.3 below), which shall not exceed $6,500,000, by the Contingent Purchase Share Price. As used in this Agreement, the "Contingent Purchase Share Price" shall equal the average of the closing bid and ask prices for the Parent Common Stock, as reported on the Nasdaq National Market, over the 10 trading days immediately preceding the second trading day prior to December 31, 2001.

Calculation of Contingent Purchase Consideration Due. The Contingent Purchase Consideration shall be calculated in accordance with Schedule 3.3 attached hereto, as adjusted pursuant to Section 9.7 hereto, and shall be payable on March 31, 2002 or such other date as provided in Sections 3.3.2, 3.3.4 and 3.3.5.

Definitions. For purposes of this Agreement and Schedule 3.3, "Gross Margin" for any given period shall equal (i) Net Revenues for such period less Cost of Services for such period, divided by (ii) Net Revenues for such period. For purposes of this Agreement, (i) "Net Revenues" shall mean gross fee revenues plus client related expense reimbursement, less sales credits and discounts,
(ii) "Cost of Services" shall mean the sum of (x) fees paid to independent contractor consultants, (y) Client Related Compensation for consultants who are employees, and (z) client related expenses reimbursed by client, and (iii) "Client Related Compensation" shall mean base salary, payroll taxes, bonuses and fringe benefits including without limitation insurance and vacation expenses for billable employees.

Accounting Considerations. For purposes of this Section 3.3, Net Revenues, Costs of Services and Gross Margin shall be determined from the financial statements of the Company as of and for the year ended December 31, 2001, prepared in accordance with generally accepted accounting principles applied on a consistent basis in connection with the audited financial statements of Parent (the "2001 Company Statements"). Parent or the Company shall provide Stockholder with copies of the Company's monthly financial statements (prepared on a 4 week, 4 week, 5 week basis each quarter) promptly following their preparation for each accounting period (the "Monthly Statements"). The Monthly Statements shall provide Stockholder with detail as to the manner and method by which the Company is calculating Net Revenues, Cost of Services and Gross Margins for such accounting periods.


                        Parent and the Company shall provide to Stockholder and her authorized representatives reasonable access during normal business hours to the books and records of the Company relevant for the preparation of the Monthly Statements and the 2001 Company Statements. Parent and the Company shall direct the Company's accountants to make available to Stockholder and her authorized representatives access to all relevant workpapers, all for the purpose of reviewing the Monthly Statements and the 2001 Company Statements.


                        Within thirty (30) days following receipt of the Monthly Statements for the period concluding the second quarter of 2001, Stockholder shall provide Parent and the Company written notice of any dispute that Stockholder may have with respect to the manner or method by which the Company is calculating Net Revenues, Cost of Services and/or Gross Margin. Such written notice shall set forth in reasonable detail the basis for any such dispute. In the event of such a dispute, Stockholder's accountants and the Company's accountants shall attempt to reconcile their differences, and any resolution by them as to



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                        any disputed amounts shall be final, binding and
                        conclusive on the parties hereto. If Stockholder and the Company are unable to resolve the dispute within fourteen (14) days after receipt by the Parent and the Company of Stockholder's written notice of dispute, Stockholder's accountants and the Company's accountants shall promptly (but no later than the twenty-eighth
                        (28th) day after such receipt) jointly engage an Independent Accounting Firm and submit the items remaining in dispute for resolution to such Independent Accounting Firm, which shall, within sixty (60) days after such submission, determine and report to Stockholder and the Company upon such remaining disputed items. The fees and disbursements of the Independent Accounting Firm shall be allocated equally between Stockholder and the Parent. The determination of the Independent Accounting Firm shall be final and binding upon Stockholder, Parent and the Company. If for any reason an Independent Accounting Firm is not engaged pursuant to this Section within twenty-eight (28) days after receipt by the Parent, the Company and the Company's accountants of Stockholder's written notice of dispute, the disputed issues shall be determined by arbitration in Overland Park, Kansas in accordance with the rules of the American Arbitration Association then pertaining.

                        For purposes of this section, "Independent Accounting Firm" shall mean an independent public accounting firm mutually agreed to by Stockholder and the Company. With respect to any dispute required hereunder to be submitted to an Independent Accounting Firm, if the Stockholder and the Company cannot mutually agree on the selection of the Independent Accounting Firm at least three (3) days prior to the date (the "Submission Date") that is last date upon which this Agreement contemplates submission of such dispute to an Independent Accounting Firm, then the Stockholder and the Company shall each promptly (but in any event at least two (2) days prior to the Submission Date) submit to each other the name of a "big five" accounting firm that does not at the time and has not in the prior two (2) years provided services to the Stockholder, the Company, Parent or any of their respective Affiliates (as defined in Section 4.9), and the Independent Accounting Firm shall be selected by lot on or prior to the Submission Date.

                        Stockholder may dispute any items reflected on the 2001 Company Statements used in calculating the Net Revenues, Cost of Services or Gross Margin; provided, however, that (i) Stockholder shall have notified Parent and the Company in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within fourteen (14) days of the Company's delivery of the 2001 Company Statements to Stockholder, and (ii) such item has not been previously resolved by the Independent Accounting Firm, and (iii) the issue was not readily apparent from the face of the Monthly Statements provided through the end of the second quarter of 2001.

                        The Stockholder's accountants and the Company's accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts with respect to the 2001 Company Statements shall be binding and conclusive on the parties hereto. If the Stockholder and the Company are unable to resolve the dispute within fourteen (14) days after receipt by Parent and the Company of Stockholder's written notice of dispute, then the Stockholder's accountants and the Company's accountants shall promptly engage the same Independent Accounting Firm engaged with respect to disputed items reflected in the Monthly Statements in the second quarter Monthly Statements, or, if no such Independent Accounting Firm


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                        had previously been selected, choose an Independent
                        Accounting Firm using the same method and timetable as provided above. The determination of the Independent Accounting Firm shall be final and binding upon Stockholder, Parent and the Company.

                        In the event that any dispute is not resolved prior to March 31, 2002, any and all amounts finally resolved to be payable to the Stockholder pursuant to this Section shall be due and payable as soon as possible following such final resolution.

Operations of Business. Unless otherwise expressly agreed in writing between Stockholder and Parent (on behalf of itself and the Company), Parent hereby covenants and agrees to do or to cause the Company to do each of the following during calendar year 2001:

operate the business of the Company only in the usual, regular and ordinary course consistent with both past practice and the goals of integrating the business operations of Parent and the Company to increase efficiency and to promote overall growth in revenues for Parent and its subsidiaries;

use reasonable efforts to preserve intact the business organization and assets, maintain the rights and franchises, retain the services of the respective officers, key employees and consultants who perform in accordance with appropriate standards, and maintain the relationships with the respective credit-worthy customers of the business of the Company;

perform in all material respects all obligations required to be performed under all material contracts and licenses relating to or affecting the assets, properties or operations of the Company; and

maintain the books, accounts and records of the Company in a manner which will allow access to appropriate financial information, (such as fee revenues and cost of services) specific to the Company's business and performance.

Acceleration Upon Termination of Employment of Stockholder. Notwithstanding the foregoing, if prior to December 31, 2001, the Stockholder's employment with Parent is terminated by Parent pursuant to Section 7.3 of the Stockholder Employment Agreement or terminated by Stockholder pursuant to Section 8.2 of the Stockholder Employment Agreement, the Contingent Cash Consideration shall equal the greater of (i) 50% of the maximum amount of Contingent Cash Consideration set forth on Schedule 3.3 or (ii) the amount as determined pursuant to Section
3.3 above, and the Contingent Share Payment shall equal the greater of (i) 50% of the maximum amount of the Contingent Share Payment or (ii) the amount as determined pursuant to Section 3.3 above. In the event of any such termination, Stockholder shall receive the amounts determined pursuant to clauses (i) in the prior sentence as soon as possible following Stockholder's termination of employment. Any additional amounts which may become due and payable to Stockholder pursuant to clauses (ii) of the first sentence to this paragraph shall be due and payable on March 31, 2002 or such other date as provided on
Section 3.3.2 or 3.3.5.

Acceleration upon Change of Control. In addition, upon a Change of Control (as defined in the Stockholder Employment Agreement), Stockholder shall receive the maximum amount of Contingent Cash Consideration and the maximum amount of the Contingent Share Payment set forth on Schedule 3.3 within five (5) business days following the Change of Control.

Escrow of Purchase Consideration. Notwithstanding the provisions of this Article 3, on the day following Closing, the Shareholder shall place in escrow $3,500,000 of the Initial Cash Consideration pursuant to the provisions of
Article 12 hereof and the Escrow Agreement to be entered into pursuant thereto.

   REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND THE STOCKHOLDER.

The Stockholder represents and warrants to Parent as follows, subject to qualification by the specific disclosures set forth in the written statement signed by the Stockholder and delivered to Parent contemporaneously with the execution of this Agreement and attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in schedules corresponding to the numbered and lettered sections of this Article 4, and the disclosure in any Section of the Disclosure Schedule shall only qualify the corresponding Section of this
Article 4, unless the disclosure contained in such Section contains such information so as to enable a reasonable person to determine that such disclosure qualifies or otherwise applies to other Sections of this Article 4.

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Organization, Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all necessary corporate power to own, operate or lease the properties and assets owned, operated or leased by it and to carry on its business as presently conducted, except where failure to so qualify or be in good standing would not have a Material Adverse Effect (as defined in Section
14.4 hereof) on the Company. The Company is duly qualified as a foreign corporation to do business and is in good standing, in each jurisdiction in which the character of its properties and assets owned, operated or leased by it or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect on the Company. The Company has heretofore made available to Parent complete and correct copies of its Articles of Incorporation and Bylaws, each of the foregoing as amended to the date of this Agreement.

Subsidiaries. The Company has no Subsidiaries. As used in this Agreement, "Subsidiary" shall mean any corporation or other organization, whether incorporated or unincorporated, in which the Company is a general partner or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by the Company and/or by any one or more of its Subsidiaries.

Company Capital Stock. The Company's authorized capital stock consists of 10,000 shares of Company Common Stock, all of which hold equal voting rights under the Articles of Incorporation, and of which one hundred (100) shares of Common Stock are issued and outstanding on the date hereof. The Company Common Stock constitutes all of the issued and outstanding shares of capital stock of the Company. All of the issued and outstanding shares of Company Common Stock are held by the Stockholder and have been duly and validly issued, and are fully paid and nonassessable and were not issued in violation of any preemptive rights. Except as set forth in Section 4.3 of the Disclosure Schedule, no Person holds any Company Equity Rights. As used herein, "Company Equity Rights" means any options, warrants, rights of conversion or agreements, arrangements or commitments (whether or not in writing) obligating the Company (with or without consideration and whether or not presently exercisable or convertible) to issue or sell shares of its capital stock. Except as set forth in Section 4.3 of the Company Disclosure Schedule, there are no voting trusts, stockholders agreements, proxies or other similar agreements in effect with respect to the voting or transfer of the Company Common Stock. There is no liability for dividends declared or accumulated but unpaid with respect to any of the shares of Company Common Stock.

Power and Authority of Stockholder. The Stockholder has all necessary power and authority to execute, deliver and perform this Agreement and the agreements attached as exhibits hereto and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Legal Proceedings. Except as set forth in Section 4.5 of the Disclosure Schedule, there is no claim, action, suit, arbitration, litigation, governmental investigation or other proceeding (each, an "Action") pending against the Company or its properties or business, the Stockholder, or the transactions contemplated by this Agreement. To the knowledge of the Company or the Stockholder, there is no Action threatened against the Stockholder, the Company or its properties or business, or the transactions contemplated by this Agreement. Except as set forth in Section 4.5 of the Disclosure Schedule, neither the Company nor its assets and properties is subject to any material order, judgment, injunction, decree, stipulation or determination entered by or with any government, governmental or regulatory authority, board, agency or other entity, or any court, tribunal or judicial body, whether federal, state or local (each, a "Governmental Authority").

Financial Statements. The Stockholder has heretofore furnished or made available to Parent copies of the following financial statements: the balance sheets of the Company as of December 31, 1999 and June 30, 2000, and the consolidated statements of earnings, stockholders' equity, and cash flows for the year ended

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December 31, 1999 and the six month period ended June 30, 2000, together with the notes thereto. Deloitte & Touche, the Company's independent auditors are in the process of performing final audit review for purposes of providing the auditor's opinion with respect to the December 31, 1999 statements and review in accordance with SAS No. 71 for the June 30, 2000 statements (collectively, such statements may be referred to as the "Company Financial Statements"). June 30, 2000 is hereinafter referred to as the "Latest Statement Date." The Company Financial Statements are true and correct in all material respects and fairly present in all material respects the financial position, results of operations and cash flows of the Company as of the dates and for the periods ended, except for necessary year end adjustments. Each of the Company Financial Statements has been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis except as disclosed in the footnotes thereto.

No Undisclosed Liabilities. The Company has no liabilities or obligations of any nature, whether accrued, absolute, fixed or contingent, except (a) to the extent reflected and accrued for or properly reserved against in the Company Financial Statements, (b) those which were incurred as a result of the transactions contemplated by this Agreement, (c) for liabilities disclosed in Section 4.7 of the Disclosure Schedule, (d) for compensation liabilities incurred with respect to independent contractors of the Company, with respect to services for which the Company can bill its customers in the ordinary course of business, or (e)for liabilities and obligations not exceeding $50,000 individually or in the aggregate which have arisen after the Latest Statement Date in the ordinary course of business consistent with past custom and practice (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement claim or lawsuit).

Consents and Approvals; No Violation. Except as set forth in Section 4.8 to the Disclosure Schedule, neither the execution and delivery of this Agreement, the agreements attached as exhibits hereto, nor the consummation by the Stockholder of the transactions contemplated hereby or thereby will (a) violate any order, decree, injunction, judgment, ruling, law, statute, regulation, rule or other determination of any Governmental Authority (collectively, "Laws") applicable to the Stockholder, (b) require the making of any payment, other than payments as expressly contemplated by this Agreement, to any employee of the Company or any other Person, or (c) require any consent, approval, waiver or giving of notice under, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in any Encumbrance on the shares of Company Common Stock or the properties or assets of the Company pursuant to, (i) any Material Contract or (ii) any material License (as defined in Section 4.14) held by the Company. Stockholder owns all shares of the Company's Common Stock free and clear of any Encumbrances. As used in this Agreement, "Person" means any individual, partnership, limited liability company, limited liability partnership, trust, estate, joint venture, corporation, unincorporated association, government bureau or agency or other entity of any nature. As used in this Agreement, "Encumbrance" means any security interests, pledges, mortgages, liens, charges, adverse claims of ownership, voting restrictions, limitations on transfer or proxies or use or other encumbrances of any kind.

                               Material Contracts.

Description of Material Contracts. Section 4.9.1 of the Disclosure Schedule sets forth the following contracts (collectively, along with each Lease (as defined in Section 4.17), "Material Contracts") in effect as of the date of this Agreement to which the Company is a party:

any commitment, contract (excluding any customer contract) or agreement that the Company reasonably anticipates will, in accordance with its terms, involve aggregate payments by the Company of more than $25,000 within either calendar years 2000 or 2001;

any commitment, contract, agreement, note or other instrument with any customer of the Company, which is currently in force and effect and pursuant to which the Company has received within calendar year 1999, or expects to receive in calendar year 2000, at least $50,000;

each contract or agreement between the Company, or an Affiliate, on the one hand, and any Person rendering professional consulting services as a contractor to a customer of the Company, on the other hand;

any employment agreements (including without limitation any arrangements or obligations with respect to severance, change in control or termination pay) with any officer, director or employee of the Company;

all partnership, joint venture or similar agreements to which the Company is a party;

any note, loan, letter of credit, contract relating to indebtedness for borrowed money or capitalized leases, or other contract in respect of which the Company is obligated in any way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person or entity, the amount of which shall individually or in the aggregate exceed $25,000;

any indemnity arrangement arising in connection with any, sale or disposition of assets (other than sales of assets in the ordinary course of business);

any acquisition or disposition contracts of the Company under which a party thereto remains obliged to pay monies or to perform;

all contracts, agreements and commitments with any Governmental Authority or with any labor union;

agreements or commitments for capital expenditures in excess of $10,000 for any single project;

all patent, trademark, service mark, trade name, copyright and franchise licenses, royalty agreements or similar contracts;

agreements relating to the licensure or ownership of the hardware or software utilized in the Company's information systems providing for receipts by the Company or payments by the Company in excess of $10,000 for calendar year 2000;

each contract, agreement or commitment to which the Company is a party (i) limiting the right of the Company prior to the Closing Date, or the Parent, the Company or any of their respective subsidiaries or Affiliates at or after the Closing Date (x) to engage in, or to compete with any Person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company prior to the Closing Date, or the Parent, the Company or any of their respective subsidiaries or Affiliates after the Closing Date or (y) to solicit any customer or client, or (ii) containing "most favored nations" or similar provisions affecting the pricing terms of contracts to which it is a party.


As used in this Agreement, "Affiliate" shall mean, as to any Person, any other Person controlling, controlled by, or under common control with such Person.

Enforceability of Material Contracts. Each Material Contract is in full force and effect and is a legal, valid and binding obligation, and there is not, nor has there been (i) any material default (or any event which, with the giving of notice or lapse of time or both, would be a material default) by the Company or, to the knowledge of the Stockholder, any other party, in the timely performance of any obligation to be performed or paid under any such Material Contract, (ii) to the knowledge of the Stockholder, any threat of cancellation or termination of any such Material Contract, (iii) any contract, agreement or commitment that has been canceled or otherwise terminated within the last 12 months which would have been such a Material Contract had such contract or agreement not been canceled or terminated, or (iv) modification or amendment thereof subsequent to its delivery to Parent.

                Compliance With Law; Consents and Authorizations.

Compliance With Law. Except as set forth in Section 4.10 of the Disclosure Schedule, the Company has, in all material respects, operated its business in compliance with applicable Law and it and its business are not in violation of any Law applicable to the Company, which violation could have a Material Adverse Effect on the Company.

Consents. No consent, authorization, license, approval, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority is required to be made or obtained by the Stockholder in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except as set forth in
Section 4.10.2 of the Disclosure Schedule or in connection with (i) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including any rules and regulations promulgated thereunder, the "HSR Act") or (ii) federal securities laws and applicable "Blue Sky" or state securities laws.

Insurance. Section 4.11 of the Disclosure Schedule lists all material insurance policies or binders covering the assets, employees and operations of the Company as of the date hereof, showing the insurers, limits, type of coverage, annual premiums, deductibles and expiration dates. All such policies or binders are in full force and effect. Such policies and binders insure against risks and liabilities, and in amounts and terms and conditions, sufficient to comply with applicable Law and all Material Contracts. There has been no default in the payment of premiums on any such policy or binder, and, to the knowledge of the Stockholder, there is no ground for cancellation or avoidance of any such policy or binder, for reduction of the coverage provided thereby or for any increase in the premiums paid thereunder. To the Stockholder's knowledge, the Company is not in default with respect to any provisions contained in any such policy or binder.

                                  Tax Matters.

Filing Tax Returns. The Company has timely filed with the appropriate Tax (as defined below) authorities all Tax Returns (as defined below) required to be filed by it or on its behalf on or prior to the date hereof, and such Tax Returns are true, complete and correct in all material respects. Other than as set forth in the Disclosure Schedule, the Company is not currently subject to any requirement that it file a federal or state Tax Return in any jurisdiction and to the Stockholder's knowledge no claim has been made by any governmental authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to Tax in such jurisdiction.

For purposes of this Agreement, the term "Tax" or "Taxes" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the "Code")), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

For purposes of this Agreement, the term "Tax Return" shall mean any federal, state, local or foreign return, declaration statement, report, schedule, form, information return or other document required to be filed with a governmental authority (including any related or supporting information) with respect to Taxes.

Compliance Prior to Agreement. With respect to Taxes imposed on the Company or for which the Company is liable, whether to Tax authorities or to other persons or entities, with respect to all taxable periods or portions of taxable periods ending on or before the Closing Date, all applicable Tax laws and agreements with respect to Taxes have been complied with in all material respects, and all such amounts required to be paid by the Company to Tax authorities or others on or before the date hereof have been paid.

Withholding. The Company has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

Disputes. No dispute or claim has been raised or claimed by any Taxing authority in connection with or relating to any Taxes of the Company which has not been fully resolved with such authority, and neither the Company, nor Stockholder has any knowledge that such dispute or claim will be raised. The Company has not entered into any agreement extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any Taxes has been executed or filed with the Internal Revenue Service (the "IRS") or any other Tax authorities which has continuing effect. There are no outstanding waivers of statute of limitations with respect to any Tax Return or report of the Company and no request for any such waiver is pending. Section 4.12 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for any taxable period ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. The Stockholder has delivered or made available to Parent correct and complete copies of all such income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company on or after since December 31, 1996.

Encumbrances. Other than Encumbrances for Taxes contemplated by Section 4.16(b) or disclosed pursuant to Section 4.16(d) or (e), there are no Encumbrances on any assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

Compensation Deductible. The Company has not made any payments, is not obligated to make any payments and is not a party to any contract, agreement, plan or arrangement that under certain circumstances could obligate it to make any payments in connection with the transactions contemplated in this Agreement, or otherwise, separately or in the aggregate, that will be nondeductible under
Section 280G of the Code (or any corresponding provision of state, local, or foreign income Tax law) or subject to excise Tax to the recipient under Section 4999 of the Code (or any corresponding provision of state, local, or foreign income Tax law).

No Affiliated Group. The Company has never been a member of an affiliated group within the meaning of Section 1504 of the Code.

Collapsible Corporations. The Company has not filed a consent or agreement under
Section 341(f) of the Code (or any corresponding provision of state, local, or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local, or foreign income Tax law) apply to any disposition of any subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by it.

S Corporation. The Company has been a validly electing S corporation within the meaning of Section 1361 and 1362 of the Code at all times during its existence and will be a validly electing S corporation up to and including the Closing Date.

No Partnership. The Company is not a party to any joint venture, partnership or other arrangement that is required to be treated as a partnership for federal and applicable state, local and foreign income Tax purposes.

No Safe Harbor Lease. None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

No Tax-Exempt Financing. None of the assets of the Company directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code (or any corresponding provision of state, local, or foreign income Tax law).

No Tax-Exempt Use Property. None of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code (or any corresponding provision of state, local, or foreign income tax law).

No Accounting Changes. The Company has never agreed to make, nor is required to make, any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local, or foreign income Tax law) by reason of a change in accounting method or otherwise in any taxable period beginning before the Closing Date which would be required to be included in income of the Company in a taxable period ending after the Closing Date.

No International Boycotts. The Company has never participated in and is not now participating in, an international boycott within the meaning of Section 999 of the Code (or any corresponding provision of state, local, or foreign income tax law). The Company has no permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and the relevant foreign jurisdiction.

No Personal Holding Company. The Company is not a personal holding company within the meaning of Section 542 of the Code.

No Tax-Indemnity, Tax-Sharing or Tax-Allocation. The Company is not a party to any Tax-indemnity, Tax-sharing, or Tax-allocation agreement.

Accounting Reserves For Taxes. The Company Financial Statements include all reserves for matters concerning Taxes as are required under GAAP. The unpaid Taxes of the Company do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect temporary differences between book and Tax bases and carry forwards) set forth or included in the Company Financial Statements, as of the effective date of such Financial Statements.

No Transfer Pricing. The Company has not entered into transfer pricing agreements or other like arrangements with respect to the United States or any foreign jurisdiction.

Distributions. Other than distributions in the ordinary course of its business operations and as otherwise contemplated in this Agreement, the Company has not made any distributions payable in cash, stock, property or otherwise, with respect to any of its Common Stock, or subdivided, reclassified, recapitalized, split, combined or exchanged any of its Common Stock or other equity securities.

                             Employee Benefit Plans.

Operation of Plans. Except as set forth in Section 4.13.1 of the Disclosure Schedule or as contemplated by Section 8.1.11 hereto, the Company has not established nor maintained, is not obligated to make contributions to or under or otherwise participate in, nor has any liability or obligations with respect to (i) any bonus, stock option, stock purchase, stock appreciation, phantom stock or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document), (ii) any pension, profit-sharing, retirement or other plan, program or arrangement, or (iii) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"). All such plans set forth in
Section 4.13.1 of the Disclosure Schedule (individually, a "Plan" and, collectively, the "Plans") have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Code, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by the Company has resulted in a "prohibited transaction" (as defined in ERISA and in Section 4975 of the Code) with respect to the Plans that is not subject to a statutory or regulatory exception or in any breach of fiduciary duty under Title I of ERISA. The Company has not previously made, nor is it currently making, nor is it obligated to make, any contributions to, nor has any liability or obligations with respect to, any multi-employer plan within the meaning of Section 3(37) or
Section 4001(a)(3) of ERISA or any pension plan which is subject to Section 412 of the Code or Title IV of ERISA. The Company has no obligation, under any Plan or otherwise, to provide any employee or former employee with any post-retirement, medical, life or other welfare benefit, except as required by Section 4980B of the Code. The Internal Revenue Service has issued, with respect to each Plan and each related trust agreement, annuity contract or other funding instrument which is intended to be qualified and tax-exempt under the provisions of Sections 401(a) and 501(a) of the Code, respectively, a favorable determination letter with respect to such qualification and tax-exempt status for all periods from the effective date of each Plan to date. No events have occurred that, to the knowledge of the Company, would adversely effect such qualification and tax-exempt status. All contributions required to be made to any Plan by the Company have been made when due on a timely basis. The Company is not or at any time has not been a member of a "controlled group of corporations" with or under "common control" with any corporation or any trade or business.

Plan Documents. True and complete copies of each of the following documents have been delivered by the Stockholder or made available to Parent or made available to Parent with respect to each Plan: (i) each Plan document (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to the employees of the Company, (ii) for the three (3) most recent Plan years, Annual Reports on Form 5500 Series filed with any governmental agency for each Plan which is subject to such filing requirement, and (iii) the most recent determination letter issued by the Internal Revenue Service for each Plan which is intended to be qualified under Section 401(a) of the Code.

Licenses; Accreditation and Regulatory Approvals. The Company holds all material licenses, permits, franchises, certificates of need and other governmental or regulatory authorizations and approvals which are needed or required by Law with respect to its business, operations and facilities as they are currently or presently conducted (collectively, the "Licenses"). All such Licenses are in full force and effect and the Company is in material compliance with all conditions and requirements of the Licenses and with all rules and regulations relating thereto, except as set forth in Section 4.14 of the Disclosure Schedule. No such License has been revoked, conditioned or restricted except as for customary conditions or restrictions or as can be cured by the Company within the period allowed by the applicable Governmental Authority for such cure without having a Material Adverse Effect on the Company, and no Action is pending, or to the Stockholder's knowledge, threatened which in any way challenges the validity of, or seeks to revoke, condition or restrict any such License.

Absence of Certain Changes or Events. Except as set forth in Section 4.15 of the Disclosure Schedule, since the Latest Statement Date to the date of this Agreement there has not been:

except for changes required by Parent or Deloitte & Touche in connection with the preparation of the Company Financial Statements, any change by the Company in its accounting methods, principles or practices, other than such changes required by GAAP or except as may be disclosed in the footnotes to the Company's Financial Statements;

except (i) as contemplated by Section 8.1.11 hereto, (ii) in association with attempting to recruit independent contractors to become employees upon terms and conditions disclosed to Parent or (iii) with respect to any sharing of the Contingent Purchase Consideration by Stockholder with the Principals, any (i) increase in, or promise to increase, the compensation payable or to become payable to any director, officer or employee, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with past practice to employees of the Company who are not directors or officers of the Company; (ii) grant of any severance or termination pay (other than pursuant to the normal severance policy of the Company as in effect on the date of this Agreement) to, or entry into any employment or severance agreement with, any director, officer or employee; or (iii) grant or promise of an increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan (except as may be contractually required under Law);

any transaction or contract material to the Company, or any commitment to do the same, entered into by the Company other than in the ordinary course of business and consistent with past practice and not material in the aggregate, or any material changes in the customary method of operations of the Company, including, without limitation, practices and policies relating to marketing, selling and pricing;

any transfer, Encumbrance, lease, sublease, license or other disposition by the Company of any of its assets other than in the ordinary course of business and consistent with past practice and not material in the aggregate;

except for changes required by Parent or Deloitte & Touche in connection with the preparation of the Company Financial Statements, any writing down, in accordance with GAAP consistent with past practice, of the value of any inventories or accounts receivable or any material revaluation downward by the Company of any of its assets or any cancellation or writing off as worthless and uncollectible of any material debt, note or account receivable by the Company, or any waiver by the Company of a right of substantial value;

any cancellation, termination, material waiver, material modification, release or relinquishment by the Company of a Material Contract (excluding customer contracts, agreements or arrangements), or any notice that any Material Contract has been or will be canceled, or that any material portion of the services provided or to be provided thereunder will be discontinued;

any individual capital expenditure by the Company or any Subsidiary or commitment to make such capital expenditure in excess of $10,000;

any payment or incurring of liability to pay any Taxes, assessments, fees, penalties, interest or other governmental charges other than those arising and discharged or to be discharged in the ordinary course of business and consistent with past practice;

any loans, advances or capital contributions made by the Company to, or investments by the Company in, any person or entity other than the Company as to which the uses of the transferred cash or property are not subject to restrictions greater than or equal to those imposed prior to such transfer, including, without limitation, to any employee, officer or director of the Company;

any incurring or guarantee of indebtedness by the Company or commitment to incur or guarantee indebtedness, or of liabilities (except in the ordinary course of business), by the Company;

any failure to maintain the Company's plant, property and equipment in good repair and operating condition, ordinary wear and tear excepted;

any failure to pay any creditor any material amount owed to such creditor, or to discharge any material obligation, when such payment or discharge is due or within 30 days of such date, except where such obligation is contested in good faith by the Company;

any declaration, setting aside or payment of dividends or distributions in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any capital stock or other securities of the Company;

any issuance by the Company of any share of capital stock, bond, note, option, warrant or other corporate security or instrument convertible into a corporate security;

any acquisition of assets by the Company of any corporation, partnership or other business organization or division thereof;

any (i) redemption, purchase or other acquisition of any shares of capital stock or other equity interests or any securities or obligations convertible or exchangeable for any shares of capital stock or other equity interests, or any options, warrants or conversion or other rights to acquire any shares of the capital stock, equity interests or any such securities or obligations, of the Company; (ii) reorganization or recapitalization of the Company; or (iii) split, combination or reclassification of any of the capital stock or issuance or authorization or proposal to issue any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company;

any proposal or adoption of any amendments to the Articles of Incorporation or Bylaws or equivalent organizational documents of the Company;

any making or rescinding of any express or deemed election relating to Taxes, settlement or compromise of any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change in any methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax Returns for the taxable year ending December 31, 1999, except as may be required by applicable Law;

any action described in Section 8.2 hereof;

any material damage, destruction or loss with respect to the assets of the Company;

any Material Adverse Change to the Company; or

any authorization, approval, agreement or commitment by the Company to take any action described in 4.15.1 through 4.15.20, above.

Personal Property. The Company owns, has a valid leasehold interest in, or has legal right to use, all of the tangible personal property necessary to carry on the business of the Company as presently conducted, free and clear of all Encumbrances except for (a) Encumbrances for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business,
(b) Encumbrances for Taxes not yet payable, (c) Encumbrances arising out of, under, or in connection with, this Agreement, (d) Encumbrances set forth on the audited balance sheet dated the Latest Statement Date (collectively, "Permitted Encumbrances") and (e) Encumbrances set forth in Section 4.16 of the Disclosure Schedule.

Real Property. Except as set forth in Section 4.17 of the Disclosure Schedule, the Company owns no real property. Section 4.17 of the Disclosure Schedule lists each parcel of real property leased by the Company, as tenant (collectively, "Leased Real Property"). The Company has, with respect to its leases for the Leased Real Property (the "Leases") (a) a valid and subsisting leasehold interest in each Lease, (b) not subleased or assigned any interest in an such Lease, and (c) not received any written notice of material default under any such Lease which is still in effect.

Customers. Section 4.18 of the Disclosure Schedule contains (a) a complete and accurate list, as of the date of this Agreement, of each customer of the Company which is currently in force and effect and pursuant to which the Company has received within calendar year 1999, or expects to receive in calendar year 2000, at least $50,000 and (b) the amount of revenue generated for each such customer during the six-month period ended June 30, 2000. The Company has not received an express indication from any customer that such customer has ceased, or will cease, to use the services of the Company, or has reduced, or will reduce, the use of such services at any time or has threatened to do so. The Company has not received notice from any existing customer of the Company requesting, and the Stockholder has no knowledge of an intention by any existing customer to request, that the Company grant price concessions, rebates or reductions on products or services provided by the Company, or any other modification of any contract, agreement or arrangement with the Company that has had, or could reasonably be expected to have, a Material Adverse Effect on the Company (collectively, "Customer Modifications"). No Customer Modification has become effective in the past 12 months except as disclosed in Section 4.18 of the Disclosure Schedule. Section 4.18 of the Disclosure Schedules sets forth the Company's treatment (i.e., deferral, expensing and amortization) during the fiscal year 1999 and the period ending June 30, 2000 of start-up costs for each customer contract listed in Section 4.9.1(b) of the Disclosure Schedule.

Receivables; Payables. The accounts receivable of the Company have arisen, and are consistent with levels maintained, in the ordinary course of business and represent bona fide claims of the Company against debtors for sales made, services performed or other charges arising on or before the date hereof, to the knowledge of the Stockholder, not subject to valid claims of set-off or other defenses or counterclaims, and, except as set forth in Section 4.19 of the Disclosure Schedule or subject to the reserves therefor set forth on the balance sheet dated the Latest Statement Date (which have been recorded on a consistent basis in a manner consistent with GAAP), to the Stockholder's knowledge, will be collectible in the ordinary course of business, without resort to litigation or extraordinary collection activity. The Company has contacted each customer of the Company with outstanding accounts more than ninety (90) days past invoice date to discuss the status of payment. The accounts payable of the Company have arisen, and are consistent with levels maintained, in the ordinary course of business and represent bona fide payables of the Company. All items which are required by GAAP to be reflected as accounts receivable or accounts payable on the Company Financial Statements and the books and records of the Company are so reflected.

Transactions with Affiliates. From the Latest Statement Date to the date of this Agreement, there have been no material transactions, agreements or arrangements between the Company, on the one hand, and (a) any stockholder, director or officer of the Company or any of its Affiliates, or (b) any member of the immediate family of any individual described in clause (a) on the other, except as set forth in Section 4.20 of the Disclosure Schedule.

Restricted Cash. There are no regulatory or contractual restrictions on the ability of the Company or any Subsidiary to freely transfer its cash and cash equivalents.

Commissions and Fees. Except for Paul H. Chapman, CPA, whose fees are to be paid solely by the Stockholder, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fees or commissions in connection with this Agreement or the transactions contemplated hereby payable by the Company.

Environmental Matters. The Company is not currently Handling (as defined below), and in the past has not Handled, any Hazardous Materials (as defined below) in any material quantity at, on or from any property or facility owned, leased, operated or occupied by the Company, including any previously owned, leased, operated or occupied property or facility. To the Stockholder's knowledge, the Company is not the subject of any federal, state, local or foreign investigation, and the Company has not received any written notice or claim, or entered into any negotiations or agreements with any third party, relating to any liability or remedial action or potential liability or remedial action under Environmental Laws (as defined below), and there are no pending or, to the Stockholder's knowledge, threatened actions, suits or proceedings against or affecting the Company, or its properties, assets or operations, in connection with any such Environmental Laws that if adversely determined, might result in any Material Adverse Change in the Company. To the Stockholder's knowledge, there are no past or present Environmental Conditions (as defined below) that are likely to form the basis of any claim under existing law against them which might result in any Material Adverse Change in the Company. The term "Handling" or "Handled" means the production, use, generation, storage, treatment, recycling, disposal, discharge, release, processing, distribution, transport or other handling or disposition of any kind. The term "Environmental Laws" means all federal, state, local or foreign statutes, ordinances, regulations, rules, judgments, orders, notice requirements, court decisions, agency guidelines or principles of law, as they may be hereinafter amended from time to time, that
(a) regulate or relate to the protection, investigation, remediation or clean-up of the environment, the use, generation, treatment, storage, transportation, disposal, or other handling of any Hazardous Material, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resource, or the health and safety of persons or property (including without limitation occupational safety and health), or (b) impose or create liability or responsibility with respect to any of the foregoing. The term "Environmental Condition" means any occurrence, fact or other condition at any location in, on, about or beneath any property owned, leased, operated or otherwise occupied by the Company, including any previously owned, leased or occupied property, resulting from, relating to or arising out of the presence, emission, exposure, migration, dispersal or threatened release, spill, leak, escape into the environment, or Handling of any Hazardous Material. The term "Hazardous Material" means any substance that is regulated by or forms the basis for liability under any applicable Environmental Laws.

Labor Matters. The Company is not a party to any labor agreement with respect to its employees with any labor organization, group or association nor, to the knowledge of the Company, within the last year, have there been attempts to organize. There is no complaint, charge or claim pending or, to the knowledge of the Stockholder, threatened against the Company by any Governmental Authority, arising out of, in connection with, or otherwise relating to the employment by the Company of any individual.

                             Intellectual Property.

General. Section 4.25 of the Disclosure Schedule sets forth with respect to the Proprietary Rights of the Company: (i) for each patent and patent application, as applicable, the number, normal expiration date, title and priority information for each country in which such patent has been issued, or, the application number, date of filing, title and priority information for each country, (ii) for each trademark, trade name or service mark, whether or not registered, the date first used, the application serial number or registration number, the class of goods or services covered, the nature of the goods or services, the countries in which the names or mark is used and the expiration date for each country in which a trademark has been registered, (iii) for each copyright for which registration has been sought, whether or not registered, the date of creation and first publication of the work, the number and date of registration for each country in which a copyright application has been registered, (iv) for each mask work, whether or not registered, the date of first commercial exploitation and if registered, the registration number and date of registration, and (v) all such Proprietary Rights in the form of licenses. True and correct copies of all such Proprietary Rights (including all pending applications and application related documents and materials) owned, controlled or used by or on behalf of the Company or in which the Company has any interest whatsoever have been provided or made available to Parent.

As used in this Agreement, "Proprietary Rights" means all (i) U.S. and foreign patents, patent applications, patent disclosures and improvements thereto, including any applications therefor, (ii) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications for registration thereof, (iii) U.S. and foreign copyrights and registrations and applications for registration thereof, (iv) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (v) other proprietary rights, (vi) copies and tangible embodiments thereof (in whatever form or medium), and (vii) licenses granting any rights with respect to any of the foregoing.

Adequacy. The Proprietary Rights of the Company are all those necessary for the normal conduct of the business as presently conducted by the Company and as presently contemplated by the Company.

Royalties and Licenses. The Company has no obligation to compensate any Person for the use of any of its Proprietary Rights nor has the Company granted to any Person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not, except as set forth in Section 4.25 of the Disclosure Schedule.

Ownership. The Company owns or has a valid right to use its Proprietary Rights, and such Proprietary Rights will not cease to be valid rights of the Company by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Absence of Claims. Except as set forth in Section 4.25 of the Disclosure Schedule, neither the Company nor the Stockholder has received any notice of (a) alleged invalidity with respect to any Proprietary Rights of the Company, or (b) alleged infringement of any rights of others due to any activity by the Company. To the knowledge of the Stockholder, the Company's use of its Proprietary Rights in its past, current and planned products and services do not and would not infringe upon or otherwise violate the valid rights of any third party anywhere in the world. No other Person (a) has notified the Company, or the Stockholder that it is claiming any ownership of or right to use any Proprietary Rights of the Company, or (b) to the knowledge of the Stockholder, is infringing upon any such Proprietary Rights in any way.

Protection of Proprietary Rights. The Company has taken all appropriate actions and made all applications and filings pursuant to applicable laws to perfect or protect its interest in its Proprietary Rights, given the Company's current use of such Proprietary Rights and the value thereof. All of the pending applications for any Proprietary Rights of the Company have been duly filed and all other reasonable and prudent actions to protect such Proprietary Rights have been taken. The Company has taken reasonable steps necessary or appropriate (including, entering into appropriate confidentiality, nondisclosure and non-competition agreements with officers, directors, subcontractors, independent contractors, full-time and part-time employees, licensees and customers in connection with the assets or the business of the Company) to safeguard and maintain the secrecy and confidentiality of, and the proprietary rights in, the Proprietary Rights of the Company.

Disclosure. None of the representations, warranties or statements by the Stockholder in this Agreement or the Stockholder Disclosure Schedule contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

INVESTMENT REPRESENTATIONS

Parent Shares. In connection with the payment of the Purchase Consideration in shares of Parent Common Stock, the Stockholder hereby represents and warrants that her purchases of Parent Common Stock are for investment purposes and not for resale. The Stockholder agrees not to sell, transfer or encumber any of such parent shares in contravention of the legends which will be placed on all such stock certificates. Parent has informed the Stockholder that the shares of Parent Common Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act") and the applicable state securities or blue sky law or laws. The Stockholder represents and warrants to Parent that she is familiar with the business of Parent and has the necessary knowledge and experience in business and financial matters in order to be capable of evaluating the merits and risks of purchasing unregistered shares of Parent Common Stock and making an informed investment decision with respect thereto. The Stockholder has had the opportunity to ask questions, review publicly available information and to inquire further of the Parent regarding the Parent Common Stock to be received as a part of the Purchase Consideration.

Restrictive Legends. The Stockholder agrees that the certificates representing the Parent Common Stock received as Purchase Consideration hereunder may have appropriate orders restricting transfer placed against them on the records of the transfer agent, and may have placed upon them the following legend:

        "THE SHARES REPRESENTED HEREBY WERE ACQUIRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES LAW, BUT PURSUANT TO EXEMPTIONS FROM SAID REGISTRATION. THESE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SAID REGISTRATION, OR THE AVAILABILITY OF EXEMPTIONS THEREFROM. FURTHERMORE, NO OFFER, SALE, PLEDGE, HYPOTHECATION OR TRANSFER SHALL TAKE PLACE WITHOUT SUBMITTING TO THE COMPANY EVIDENCE REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY TO THE EFFECT THAT SUCH TRANSACTION DOES NOT VIOLATE THE RESTRICTIONS SET FORTH HEREIN. THE COMPANY'S TRANSFER AGENT HAS BEEN INSTRUCTED TO EFFECT TRANSFERS OF THESE SHARES ONLY IN ACCORDANCE WITH THESE RESTRICTIONS."

The Stockholder agrees not to attempt to transfer shares of Parent Common Stock without first complying with (i) the substance of the foregoing legend and (ii) the terms of the Stockholder and Registration Rights Agreement.

                   REPRESENTATIONS AND WARRANTIES OF PARENT .

Parent represents and warrants to the Stockholder as follows: Organization, Existence and Good Standing. Parent is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. Parent has all necessary corporate power, to own, operate and lease its properties and assets and to carry on its business as presently conducted and is duly qualified as a foreign corporation to do business and is in good standing in all jurisdictions in which the character of the property or assets owned, leased or operated or the nature of the business transacted by it makes qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect on Parent. Parent has heretofore made available to the Company complete and correct copies of its Certificate of Incorporation and Bylaws, each of the foregoing as amended to the date of this Agreement.

Parent Capital Stock. Parent's authorized capital stock consists of 100,000,000 shares of Parent Common Stock, of which not more than 28,550,000 shares of Common Stock are issued and outstanding on the date hereof, and 10,000,000 shares of preferred stock, par value $.001 per share ("Parent Preferred Stock"), none of which are issued and outstanding on the date hereof. The Parent Common Stock constitutes all of the issued and outstanding shares of capital stock of the Parent. All of the issued and outstanding shares of Parent Common Stock have been duly and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights.

Power and Authority. Parent has all necessary corporate power, and authority to execute, deliver and perform this Agreement and the agreements attached as exhibits hereto and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the consummation by Parent of the transactions contemplated hereby, including the execution, delivery and performance of the agreements attached as exhibits hereto, has been duly and validly authorized by the Board of Director of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement and the consummation by Parent of the transactions contemplated hereby, including the execution, delivery and performance of the agreements attached as exhibits hereto. This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Legal Proceedings. There are no Actions pending or, to Parent's knowledge, threatened against Parent, at law or in equity, that would affect their ability to consummate the transactions contemplated by this Agreement or which, if determined adversely to Parent, is or reasonable could be expected to have a Material Adverse Effect on Parent.

Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement, the agreements attached hereto as exhibits, nor the consummation by Parent of the transactions contemplated hereby, will (a) violate, conflict with or result in any breach of any provision of the organizational documents of Parent, (b) violate any Law applicable to Parent, or (c) require any consent, approval or waiver under, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in any Encumbrance on the properties or assets of Parent pursuant to,
(i) any material agreement, contract or other instrument binding upon Parent or
(ii) any material License held by Parent.

Commissions and Fees. Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fees or commissions in connection with this Agreement or the transactions contemplated hereby payable by the Parent, other than a fee payable to Salomon Smith Barney in an amount to be negotiated prior to the Closing and reasonably acceptable to Parent and the Stockholder.

                Compliance With Law; Consents and Authorizations.

Compliance With Law. The Parent has, in all material respects, operated its business in compliance with applicable Law and it and its business are not in violation of any Law applicable to Parent, which violation could have a Material Adverse Effect on Parent.

Consents. No consent, authorization, license, approval, order or permit of, declaration, filing or registration with, or notification to, any Governmental Authority is required to be made or obtained by Parent in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except in connection with (i) applicable requirements of the HSR Act, (ii) the listing of the Parent Common Stock issued as part of the Purchase Consideration on the Nasdaq National Market, or (iii) federal securities laws and applicable "Blue Sky" or state securities laws.

SEC Documents; Parent Financial Statements. Parent has furnished the Stockholder prior to the date hereof with a true and complete copy of each annual, quarterly and current report, each definitive proxy statement and each prospectus filed by Parent with the Securities and Exchange Commission (the "SEC") since September 20, 1999 (the "Parent SEC Documents"). Parent has filed all of the documents and reports it was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since such date. As of their respective filing dates, the Parent SEC Documents complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document furnished to the Stockholder prior to the Closing Date. The financial statements of Parent included in the Parent SEC Documents (the "Parent Financial Statements") comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and fairly present the consolidated financial position of the Parent and its consolidated subsidiaries at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments). Parent has no liabilities or obligations of any nature, whether accrued, absolute, fixed or contingent, except (a) to the extent reflected and accrued for or properly reserved against in the Parent Financial Statements most recently filed with the SEC or (b) which
(i) were incurred in the ordinary course of business after June 30, 2000 and consistent with past practices, or (ii) are disclosed in the Parent SEC Documents. There has been no change in Parent's accounting policies except as described in the notes to the Parent Financial Statements.

No Material Adverse Change. Since June 30, 2000, Parent has conducted its business in the ordinary course and there has not occurred any Material Adverse Change to Parent.

Disclosure. None of the representations, warranties or statements by Parent in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements or facts contained herein not misleading.

                      ACCESS TO INFORMATION AND DOCUMENTS.

Access to Information and Documents. Between the date hereof and the Closing Date, the Stockholder and each of her Affiliates, accountants, counsel, financial advisors, agents, and other representatives will give, or cause the Company and each of its Affiliates, subsidiaries, partners, directors, officers, stockholders, employees, accountants, counsel, financial advisors, agents, and other representatives (collectively, the "Stockholder Parties") to give to Parent and its Affiliates, partners, officers, directors, employees, stockholders, subsidiaries, counsel, accountants, financing sources, agents, financial advisors and other representatives (collectively, the "Parent Representatives") full access, at reasonable times, to all the properties, documents, contracts, personnel files and other relevant records of the Stockholder Parties and shall furnish the Parent Representatives with reasonable access to the employees, stockholders, Principals and independent contractors of such Stockholder Parties and copies of such documents and with such information with respect to the affairs of such Stockholder Parties as the Parent Representatives may from time to time reasonably request (except to the extent any of the Stockholder Parties shall be prohibited by law or any written agreement with a third party from furnishing such information). Each Stockholder Party will disclose and make available to the Parent Representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of such Stockholder Party. Parent acknowledges and understands that the Stockholder Parties utilize independent contractors (including the Principals) to perform services for the Company and that the Stockholder Parties do not control access to the records, employees or independent contractors of such independent contractors. Parent acknowledges that the receipt by the Parent Representatives of any information pursuant to this section shall be subject to the Confidentiality Agreement dated April 21, 2000 between Parent and the Company.

                          COVENANTS OF THE STOCKHOLDER.

Affirmative Covenants. Unless otherwise expressly contemplated by this Agreement, or consented to in writing by Parent, the Stockholder hereby covenant and agree to do, and to cause the Company to do, each of the following between the date hereof and the Closing Date:

operate the business of the Company only in the usual, regular and ordinary course consistent with past practice;

use reasonable efforts to preserve intact the business organization and assets, maintain the rights and franchises, retain the services of the respective officers, key employees and consultants, and maintain the relationships with the respective customers and suppliers, of the business of the Company;

maintain and keep the properties and assets of the Company in as good repair and condition as at present in all material respects, ordinary wear and tear excepted;

keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained by the Company;

perform in all material respects all obligations required to be performed under all Material Contracts and Licenses relating to or affecting the assets, properties or operations of the Company;

comply with and perform in all material respects all obligations and duties imposed on the Company by all applicable Laws;

maintain the books, accounts and records of the Company in the usual, regular and ordinary manner on a basis consistent with past practice;

deliver to Parent, within fifteen (15) business days after the end of each calendar month, an unaudited balance sheet, statement of earnings, statement of stockholders' equity and cash flow statement for the Company for such month just ended and all ancillary management reports;

notify Parent of any material Action commenced by or against the Company or any Actions commenced or threatened which relate to the transactions contemplated by this Agreement;

consult with Parent as to additional expenditures with respect to the Company's and the Subsidiary's information systems exceeding $10,000 in the aggregate; and

the Board of Directors of the Company shall adopt the sales compensation model for the client services organization of the Company to be effective as of September 30, 2000, which shall be approved by Parent (such approval not to be unreasonably withheld).

Negative Covenants. Unless otherwise expressly contemplated by this Agreement or consented to in writing by Parent, the Stockholder hereby covenants and agrees not to, and the Stockholder hereby covenants and agrees to cause the Company not to, do any of the following between the date hereof and the Closing Date:

except as contemplated pursuant to Section 8.11.1 hereto or with respect to any sharing of the Contingent Purchase Consideration by Stockholder with the Principals, increase the compensation payable or to become payable to any director, officer, employee or contractor, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with past practice to employees or contractors of the Company and each Subsidiary who are not directors or officers of the Company;

grant any severance or termination pay (other than pursuant to the normal severance policy of the Company as in effect on the date of this Agreement) to, or enter into any employment or severance agreement with, any director, officer, employee or contractor;

except as contemplated pursuant to Section 8.11.1 hereto or with respect to any sharing of the Contingent Purchase Consideration by Stockholder with the Principals, grant, promise an increase in benefits under, establish or amend, or pay any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other similar employee benefit plans or arrangements in respect of directors, officers, employees or contractors of the Company, except to the extent that the Company is, on the date hereof, contractually obligated or required by Law to do so and provided that the Company may pay any bonus or other form of compensation properly earned and accrued by the Company in the ordinary course of business;

declare, set aside or pay any dividend on, or make or incur any obligation to make any other distribution in respect of, outstanding equity interests of the Company;

redeem, purchase or otherwise acquire any shares of capital stock or other equity interests or any securities or obligations convertible or exchangeable for any shares of capital stock or other equity interests, or any options, warrants or conversion or other rights to acquire any shares of the capital stock, equity interests or any such securities or obligations, in each case of the Company;

effect any reorganization or recapitalization;

split, combine or reclassify any of the capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock, of the Company;

issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Encumbrances, limitations on voting rights or other encumbrances) of, any shares of any class of capital stock or other equity interests (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, of the Company (except for the issuance of shares of Common Stock upon exercise of options outstanding on the date hereof) or amend or otherwise modify the terms of any such rights, warrants or options, the effect of which shall be favorable to the holders thereof;

acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree (or solicit any inquiries or proposals or enter into any discussions or negotiations) to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of the properties or assets of the Company or cancel, release or assign any indebtedness owed to or any claims held by the Company, except for dispositions of immaterial assets in the ordinary course of business and consistent with past practice;

propose or adopt any amendments to the Articles of Incorporation or Bylaws or equivalent organizational documents of the Company;

change any methods of accounting in effect at December 31, 1999 (except such changes as are reflected in the Company Financial Statements);

make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax returns for the taxable year ending December 31, 1999, except as may be required by applicable Law;

file any Tax Returns without first submitting such returns to Parent for its review, and securing approval from Parent for filing;

incur any indebtedness for borrowed money or purchase money indebtedness, or assume, guarantee, endorse or otherwise become responsible for indebtedness of any other person, or make any loans or advances to any person;

enter into any transaction or contract or commitment for a transaction material to the Company, other than contracts with customers in the ordinary course of business;

terminate, modify or amend any Material Contract or License, except in the ordinary course of business and not involving a material increase in liability or reduction in revenue, settle or otherwise resolve any financial issue, claim or adjustment under any such Material Contract or License, or make any payment or effect any modification to any Material Contract or License in connection with obtaining any consent or approval necessitated by the transactions contemplated hereby (other than payments and modifications which, individually, and in the aggregate, are immaterial);

enter into or make any payment or transfer in respect of any material transactions, agreements, or arrangements between the Company, on the one hand, and (a) any director or officer of the Company or (b) any member of the immediate family of any individual described in (a) on the other hand;

settle or compromise any Action;

take any action described in Section 4.15; or

agree, authorize, approve or commit in writing or otherwise to do any of the foregoing.

No Solicitations. From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms (the "Acquisition Exclusivity Period"), the Stockholder will not, and will not permit any of the Company Parties to, directly or indirectly, (a) solicit, encourage, initiate or entertain any inquiries, offers or proposals or enter into or continue any discussions, negotiations or agreements relating to the sale or other disposition of the Company (whether through a merger, reorganization, recapitalization, stock purchase or otherwise) or its assets, properties, business or operations (a "Proposed Acquisition") to or with any person or entity other than Parent, or (b) provide any assistance or any information to any person or entity other than Parent relating to any Proposed Acquisition. The Stockholder agrees to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than Parent) heretofore conducted, or the provision by Stockholder or the Stockholder Parties of information to any party (other than Parent) to which information heretofore has been provided. If during the Acquisition Exclusivity Period the Stockholder or Company receives any such inquiry or proposal or request for information, or offer to discuss or negotiate any Proposed Acquisition, the Stockholder will immediately provide notice thereof to Parent, indicating therein the name of the person or entity initiating such activity and the terms and conditions of any such offer. Parent hereby acknowledge that nothing in this Agreement shall require the Stockholder (either directly or through their representatives) to request return of any information provided to any other person prior to the date hereof in connection with or contemplation of a Proposed Acquisition, or advise any such person of the existence of this Agreement.

Fees and Expenses. All fees and expenses of Parent and the Stockholder including, without limitation, the fees and expenses of counsel, accountants and consultants, shall be paid (a) by the Parent upon consummation of the transactions contemplated hereby, and (b) by the party incurring such fees and expenses, in the event the transactions hereunder are not consummated for any other reason.

                    COVENANTS OF THE STOCKHOLDERS AND PARENT.

Public Disclosures. Parent and Stockholder will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation and without the approval of the other parties hereto, provided however, if a party determines that a public disclosure of the fact or terms of this Agreement is required by applicable law, such party shall have the authority to make such disclosures only after using all reasonable efforts to consult in good faith with the other party regarding such disclosure.

Notification of Certain Matters. The Stockholder shall give prompt notice to Parent, and Parent shall give prompt notice to the Stockholder, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (b) any material failure of the Stockholder or Parent, as the case may be, or of any Affiliate thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations to the parties hereunder.

Other Actions. Neither the Stockholder or Parent shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions set forth in this Agreement not being satisfied, or (unless such action or omission is required by applicable law) which would materially and negatively affect the ability of the Stockholder or Parent to obtain any consents or approvals required for the consummation of the Merger or which would otherwise materially impair the ability of the Stockholder or Parent to consummate the Merger in accordance with the terms of this Agreement or materially delay such consummation, in each case without consent of the other parties hereto.

Regulatory and Other Authorizations: Consents. Each party hereto shall use its commercially reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement, (b) obtain all authorizations, consents, orders and approvals of, and to give all notices to and make all filings with, all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement including, without limitation, those consents set forth in Section 4.10.2 of the Disclosure Schedule or otherwise contemplated by this Agreement, and (c) obtain all authorizations, consents and approvals of, give all notices to or obtain all waivers from third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement including, without limitation, those consents set forth in Section 4.8 of the Disclosure Schedule or otherwise contemplated by this Agreement, which if not obtained or waived prior to the Closing Date, would have a Material Adverse Effect on the Company post-Closing. Each party will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. In connection with obtaining such consents from third parties, no party shall be required to make payments, commence litigation or agree to modifications of the terms thereof (other than payments and modifications which individually, and in the aggregate, are immaterial), and no material modification shall be made to any contract, agreement or other commitment of the Company without the prior written consent of Parent. The parties hereto agree not to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals. Prior to making any application or filing with any Governmental Authority or other person or entity in connection with this Agreement, the Stockholder, on the one hand, and Parent, on the other hand, shall provide the other with, drafts thereof and afford the other a reasonable opportunity to comment on such drafts. Without limiting the generality of the preceding sentences, both of Parent and the Stockholder agree to cooperate and use all commercially reasonable efforts to vigorously contest and resist any action, suit, proceeding or claim, and to have vacated, lifted, reversed or overturned any injunction, order, judgment or decree

(whether temporary, preliminary or permanent), that delays, prevents or otherwise restricts the consummation of the Transactions, and to take any and all actions as may be required by Governmental Authorities as a condition to the granting of any such necessary approvals or as may be required to avoid, vacate, lift, reverse or overturn any injunction, order, judgment, decree or regulatory action (provided, however, that in no event shall any party hereto take, or be required to take, any action that would have a Material Adverse Effect on Parent, the Stockholder or the Company). Notwithstanding the foregoing, in no event shall Parent or the Stockholder be required at any time from the date hereof through and following the Closing Date to dispose of the assets, or divest the businesses, of Parent, the Company or any of their respective Affiliates.

                              Certain Tax Matters.

Section 338(h)(10) Election. At the Parent's option, the Stockholder will join with the Parent in making an irrevocable election under Section 338(h)(10) of the Code and Treasury Regulations Section 1.338(h)(10)-1T(c)(2) (and any similar election permitted under state, local and foreign Tax law) with respect to the acquisition of the Company Common Stock hereunder (all such elections are referred to collectively herein as the "Section 338(h)(10) Election"), provided that the Parent shall have given written notice (the "Election Notice") to the Stockholder no later than sixty (60) days before the desired filing date of the
Section 338(h)(10) Election.

Tax Periods Ending on or before the Closing Date. The Stockholder shall prepare or cause to be prepared all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date in a manner consistent with past custom and practice of the Company. The Stockholder shall permit Parent to review and comment on, but not make any changes to, without the Stockholder's prior consent, each such Tax Return described in the preceding sentence prior to filing, and Parent shall file or cause to be filed all such Tax Returns. Irrespective of whether the Section 338(h)(10) Election is made, the Stockholder shall include any income, gain, loss, deduction or other tax items for such periods on the Stockholder's personal Tax Return in a manner consistent with the Form K-1s (or their equivalent) furnished by Company to the Stockholder.

Closing of Tax Year on Closing Date. The Parent (on behalf of itself and the Company) and the Stockholder shall, to the extent permitted by applicable law, elect with each relevant Tax authority to close the taxable period of the Company at the end of the business day on the Closing Date. In any case where applicable law does not permit the Company to close its taxable year or period on the Closing Date, then Taxes attributable to the current taxable period of the Company beginning before and ending after the Closing Date (including any Taxes resulting from a Tax audit or administrative or court proceeding) shall be apportioned between (i) the period ending on the Closing Date and (ii) the period beginning on the day after the Closing Date by means of a closing of the books and records of the Company as of the close of the Closing Date, and to the extent not susceptible to such allocation, by apportionment on the basis of elapsed days unless such Tax is transaction based (such as sales, transfer and other similar Taxes) in which case such Tax shall be apportioned to the period in which the related transaction occurred or occurs. In any case where applicable law does not permit the Company to close its taxable year on the Closing Date, then the Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which began before the Closing Date and end after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the provisions of this Section 9.5. The Stockholder shall pay to the Parent within fifteen (15) days after notice of payment by the Parent of Taxes paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date.

Adjustment and Allocation of Purchase Price. If Parent opts to require a Section 338(h)(10) Election, Parent shall furnish to the Stockholder at the time the Election Notice is delivered a proposed adjustment and allocation schedule (the "Allocation Schedule") determining the ADSP (as such term is defined in Treasury Regulations Section 1.338-4T) and the allocation thereof to the assets of Company (as provided in Treasury Regulations Section 1.338-6T and 1.338-7T) for all purposes (including Tax and financial accounting). The Stockholder shall notify Parent within twenty (20) days of the receipt of the proposed Allocation Schedule of any objections to the allocations and determinations set forth therein (a "Dispute Notice"). If the Stockholder and Parent are unable to resolve the matter within twenty (20) days following the receipt of the Dispute Notice, the matter shall be referred to a nationally recognized independent accounting firm chosen by and mutually acceptable to both the Stockholder and Parent (the "Section 338 Arbiter"). The fees of the Section 338 Arbiter shall be borne by Parent and the decision of the Section 338 Arbiter shall be final and bind all parties. Parent, Company and the Stockholder will file all Tax Returns (including amended returns and claims for refund) in a manner consistent with such Allocation Schedule.

Contests. Whenever any Tax authority asserts a claim, makes a written assessment or otherwise disputes the amount of Taxes for which the Stockholder is or may be liable under this Agreement or by reason of the Stockholder's ownership of Company Common Stock on or before the Closing Date, Parent shall, if informed of such an assertion, inform the Stockholder within fifteen (15) business days, and the Stockholder shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which the Stockholder may be liable; provided, however, that Parent shall have the right to consent, which consent will not be unreasonably withheld or delayed, to any settlement to the extent such proceedings or settlement could reasonably be expected to materially affect the amount of Taxes imposed on Parent or the Company for Tax periods beginning after the Closing Date. Whenever any Tax authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Parent is or may be liable under this Agreement, the Stockholder shall, if informed of such assertion in writing, inform Parent within fifteen (15) days, and Parent shall have the right to control any resulting proceedings to the extent that they relate to such claim, assessment or dispute, and to determine whether and when to settle any such claim, assessment or dispute; provided, however, that the Stockholder shall have the right to consent, which consent shall not be unreasonably withheld or delayed, to any settlement to the extent such proceedings could reasonably be expected to materially affect the amount of Taxes for which the Stockholder is or may be liable.

Treatment of Payments. All of the Purchase Consideration as adjusted by the Contingent Purchase Consideration will be treated as purchase price paid by Parent for the Company Common Stock for all income Tax and accounting purposes.

Effect of Section 338(h)(10) Election on Representations of the Stockholder. The Stockholder shall not be in breach of the representations and warranties contained in Section 4.l2 as a result of any increased Tax liability solely caused by the Section 338(h)(10) Election.

Amended Returns. Parent shall not amend or cause to be amended any Tax Returns of the Company for taxable years ending on or before the Closing Date without the consent of the Stockholder.

S Corporation Status. Prior to the Closing Date, the Stockholder will not revoke, or cause the Company to revoke, the Company's election to be treated as an S corporation within the meaning of Section 1361(a)(1) of the Code. Prior to the Closing Date, the Stockholder will not take or permit the Company to take any action (other than the transactions contemplated by this Agreement) that would result in the termination of the Company's status as a validly electing S corporation within the meaning of Section 1361(a)(1) of the Code.

Refunds. Parent agrees to assign and promptly remit (and to cause the Company, to assign and promptly remit) all refunds (including interest thereon) net of any Tax effect to Parent or the Company, received by Parent or the Company of any Taxes for which the Stockholder has indemnified Parent or the Company under
Section 13.1; provided, however, that Parent shall be entitled to the portion of any refund resulting from a carry back of a net operating loss, net capital loss, Tax credit or similar item sustained or arising in any period (or portion thereof) ending after the Closing Date.

Cooperation on Tax Matters. Parent (on behalf of itself and the Company) and the Stockholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent (on behalf of itself and the Company) and the Stockholder agree (a) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Stockholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Parent (on behalf of itself and the Company) or the Stockholder, as the case may be, shall allow the other party to take possession of such books and records. Parent and the Stockholder further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees incurred in connection with this Agreement (including any and any similar Tax imposed in other states or subdivisions), shall be paid one-half by the Stockholder and one-half by Parent when due, and the party required by applicable law will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the other party will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation. The expense of such filings shall be paid one-half by the Stockholder and one-half by Parent.

Distribution to Stockholders. Not later than ninety (90) days following the Closing Date, the Company shall calculate the actual cash basis balance of the accumulated adjustments account (the "AAA Account") as of the Closing Date, and shall distribute to the Stockholder an amount equal to fifty percent (50%) of such actual cash basis balance of the AAA Account.

Post-Closing Adjustment to Contingent Purchase Consideration. Schedule 3.3 calculates the Contingent Cash Consideration and Contingent Share Payment based on a methodology agreed upon by the parties, which includes various assumptions made as of the date hereof. The parties acknowledge and agree that, no later than the date any amounts are distributed out of the AAA account pursuant to
Section 9.6 above, Stockholder and the Parent agree to replace Schedule 3.3 with a final Schedule 3.3 ("Final Schedule 3.3"), which shall be based on the exact methodology set forth in Schedule 3.3, except that the assumptions contained therein shall be updated to reflect the actual values for such assumptions as of the Closing Date. Parent and Stockholder shall execute a certificate certifying that both parties agree that (i) Schedule 3.3 attached hereto shall be replaced by Final Schedule 3.3 and the Schedule 3.3 attached hereto shall no longer be a part of this Agreement and (ii) Final Schedule 3.3 has been prepared using the same methodology as Schedule 3.3 attached hereto, except for the updating of certain variables through the Closing Date. To the extent such recomputed values demonstrate that the Initial Cash Consideration paid by Parent at Closing is lower than the adjusted Initial Cash Consideration required to be paid by Parent as set forth on Final Schedule 3.3, the difference between such amounts shall be promptly paid to Stockholder. To the extent the recomputed values demonstrate that the Initial Cash Consideration paid by Parent at Closing is higher than the adjusted Initial Cash Consideration required to be paid by Parent as set forth on Final Schedule 3.3, the difference between such amounts shall be promptly paid to the Parent by the Stockholder. Any amounts owed by the Stockholder pursuant to this Section and not paid within 30 days of the date of the certificate referred to above may be considered Tax Claims and be collected from the Escrow.

Nasdaq National Market Listing. Parent agrees to authorize for listing on the Nasdaq National Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

Blue Sky. Parent shall use its commercially reasonable efforts to obtain prior to the Closing Date all approvals or permits required to carry out the transactions contemplated hereby under applicable "Blue Sky" or state securities laws in connection with the issuance of shares of Parent Common Stock in the Transactions and as contemplated by this Agreement; provided, however, that with respect to such qualifications neither Parent nor the Stockholder shall be required to register or qualify as a foreign corporation or to take any action which would subject it to general service of process or taxation in any jurisdiction where any such entity is not now so subject.

                       TERMINATION, AMENDMENT AND WAIVER.

Termination. This Agreement may be terminated at any time prior to the Closing
Date:

Mutual Consent. By mutual written consent of Parent and the Stockholder.

Failure to Close. By Parent or the Stockholder if the Closing Date shall not have occurred by September 30, 2000, unless the failure of the Closing Date to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

Breach. By Parent or the Stockholder if there shall have been any material breach of a material obligation by the other and, if such breach is curable, such default shall have not been remedied within thirty (30) days after receipt by the defaulting party of notice in writing from the other party specifying such breach and requesting that it be remedied; provided, that such thirty-day period shall be extended for so long as the other party shall be making diligent attempts to cure such default.

Court Order. By Parent or the Stockholder, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated hereby and such order, decree, ruling or any other action shall have become final and non-appealable.

Amendment or Supplements to Disclosure Schedule. It is understood and agreed that, from time to time prior to the Closing, the Stockholder may amend or supplement the Disclosure Schedule with respect to any matter that is required to be set forth or described in the Disclosure Schedule or that is necessary to complete or correct any information in any representation or warranty of such party contained in this Agreement; provided, that such amendment or supplement may only be made if such party did not have knowledge of such matter prior to the date of the disclosure to be amended or supplemented, and provided further that the disclosure provided in any such amended supplemented or revised Section of the Disclosure Schedule shall in no way affect or be deemed to limit a party's ability to terminate this Agreement.

Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of the last sentence of Section 7.1, Section 8.4 and this Section 10.2, which shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. In the event Stockholder fails to close prior to September 30, 2000, unless such failure is due to Parent's inability or failure to perform in accordance with this Agreement, and the Company or Stockholder enters into any agreement relating to the sale or other disposition of the Company (whether through merger, reorganization, recapitalization, stock purchase or otherwise) or its assets, properties, business or operations (a "Disposition") with any person or entity (other than Parent) within one (1) year of the date of this Agreement, then Stockholder shall pay Parent a fee of $2,000,000 upon the consummation of the transaction contemplated by such agreement, whether or not such consummation occurs during such one (1) year period. In the event Parent fails to close prior to September 30, 2000, unless such failure is due to Stockholder's inability or failure to perform in accordance with this Agreement, then prior to December 31, 2000, Parent shall pay Stockholder a fee of $2,000,000.

                             CONDITIONS TO CLOSING.

Mutual Conditions. The respective obligations of each party to effect the Stock Purchase shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by Parent and the Stockholder):

No Order. None of Parent, the Stockholder nor any of their respective Affiliates shall be subject to any order, decree or injunction by a Governmental Authority which prevents or materially delays the consummation of the Stock Purchase.

Legal. No statute, rule, regulation, order, decree, judgment, injunction, stipulation or determination shall have been enacted by any Governmental Authority that makes the consummation of the Stock Purchase and any other transaction contemplated hereby illegal.

HSR Act. Any applicable waiting period under the HSR Act shall have expired or been earlier terminated.

Conditions to Obligations of Parent. The obligations of Parent to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by Parent):

Performance By Stockholder. Each of the agreements and covenants of the Stockholder to be performed by her at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects.

Accurate Representations at Closing. The representations and warranties of the Stockholder set forth in Article 4 shall be true and correct as of the date of this Agreement and as of the Closing Date. The representations and warranties of the Stockholder set forth in this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date).

Consents Obtained. All consents and approvals of Governmental Authorities necessary for consummation of the transactions contemplated hereby shall have been obtained and all consents and approvals set forth on Section 4.10.2 of the Disclosure Schedule which if not obtained at or prior to the Closing Date, would have a Material Adverse Effect on the Company post-Closing shall have been obtained or waived.

No Actions. None of Parent nor any of their respective Affiliates shall be subject to any (i) Action brought by any third party challenging the transactions contemplated hereby or (ii) order, decree or injunction by a Governmental Authority which would impose any material limitation on the ability of Parent to effectively exercise full rights of ownership of, or control over, the capital stock of the Company or any material portion of the assets or business of the Company.

No Material Adverse Change. From the date of this Agreement until the Closing Date, there shall not have occurred any Material Adverse Change in the Company.

No Changes in Law. From the date of this Agreement until the Closing Date, there shall not have occurred or been proposed any material change in any Law, or any new Law proposed, that would have, or would be reasonably like to have, a Material Adverse Effect on the Company

Certificate. Parent shall have been furnished with a certificate, executed by Stockholder, dated the Closing Date, certifying in such detail as Parent may reasonably request as to the fulfillment of the conditions set forth in Sections 11.2.1, 11.2.2, 11.2.3 and 11.2.5.

Receipt of Stockholder Deliveries. The deliveries to be made by the Stockholder under Section 2.2.1 shall have been received by Parent.

Conditions to Obligations of the Stockholder. The obligations of the Stockholder to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which maybe waived in writing by the Stockholder):

Performance By Parent. Each of the agreements and covenants of Parent to be performed by it at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects.

Accurate Representations at Closing. The representations and warranties of Parent set forth in Article 5 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

No Material Adverse Change. From the date of this Agreement until the Closing Date, there shall not have occurred any Material Adverse Change in the Parent.

Officer's Certificates. The Stockholder shall have been furnished with a certificate, executed by a duly authorized officer of Parent, dated the Closing Date, certifying in such detail as the Stockholder may reasonably request as to the fulfillment of the conditions set forth in Sections 11.3.1, 11.3.2 and 11.3.3.

Receipt of Parent Deliveries. The deliveries to be made or caused to be made by Parent under Section 2.2.2 shall have been received by the Company.

                                     ESCROW.

Establishment of Escrow. Concurrently with the Closing, Parent and the Stockholder shall open an escrow with UMB, N.A. (the "Escrow Agent") by (a) all parties hereto depositing fully executed copies of this Agreement and the Escrow Agreement with the Escrow Agent and (b) upon repayment of the Note, the Stockholder depositing Purchase

Consideration in an aggregate cash amount of Three Million Five Hundred Thousand Dollars ($3,500,000) in cash or other immediately available funds (the "Escrowed Funds") with the Escrow Agent. The Escrowed Funds shall be deposited by the Parent into an escrow account established for the Stockholder (the "Escrow Account").

Escrow for Indemnification. The Escrowed Funds in the Escrow Account shall be used to indemnify the Indemnities for Losses (as such terms are defined in Section 13.1.2) incurred, relating to, or arising out of, the circumstances set forth in Section 13.1.2. Subject to the last sentence of this subsection, until such time as the aggregate amount of Losses which have been definitively resolved to be payable in favor of the Indemnitee shall equal or exceed the value of the Escrow Account, all such Losses shall be satisfied first out of the funds held in the Escrow Account, as further provided under the terms of the Escrow Agreement. At such time as the aggregate amount of Losses which have been definitively resolved to be payable in favor of the Indemnitee shall exceed the value of the Escrow Account, the Stockholder shall thereafter be liable to Parent for such Losses.

Distribution of Escrowed Funds. Subject to satisfaction of all claims, if any, made prior to the date of distribution, the Escrow Agent shall distribute the Escrowed Funds to the Stockholder in the manner described in the Escrow Agreement.

Controlling Document. To the extent the provisions of the Escrow Agreement conflict with the provisions of this Agreement, the provisions of the Escrow Agreement shall supersede this Agreement and be the controlling document.

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

                    Survival: Indemnification by Stockholder.

Definition of Survival Periods. No representations, warranties, agreements, or covenants of the Stockholder contained herein shall survive beyond the Closing Date except that (i) the representations and warranties of the Stockholder contained in Section 4.12 shall survive until the expiration of the relevant statute of limitations applicable thereto ("Tax Claims"), and (ii) all other representations and warranties of the Stockholder set forth in Article 4 hereof shall survive for twelve (12) months from the Closing Date ("General Claims").

Indemnification. After the Closing Date, the Company or, if the Company is then insolvent, Parent and each of its partners, officers, directors, employees, stockholders, agents, representatives and Affiliates (collectively, the "Indemnities" and individually, an "Indemnitee") (subject to the terms and conditions below) will be entitled to be indemnified and held harmless by the Stockholder against and in respect of any claims, damages, diminution in value, losses, costs, expenses, liabilities (absolute, accrued, contingent or otherwise) including, without limitation, interest, penalties, reasonable attorneys' fees and expense of investigation, response action or remedial action (collectively, "Losses") incurred or suffered by the Indemnitee, directly or indirectly, caused by, incident to, in connection with, arising out of or related to (i) any untruth, inaccuracy, error in or breach of any representation, warranty or covenant of the Stockholder contained in this Agreement, or (ii) any Taxes of the Company with respect to any Tax period or portion thereof ending on or prior to the Closing Date (or for any Tax period beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 9.5 hereof) to the portion of such period beginning before and ending on the Closing Date. For purposes of this Agreement "Losses" shall also include the amount of the Company's outstanding accounts receivable, as reflected in the Company's financial statements as of the Closing Date, less the sum of the (x) the amount of such receivables actually collected within one (1) year of the Closing Date and (y) any reserves therefore reflected on the Company's financial statements as of the Closing Date ("Receivable Losses"). Following the Closing, the Company shall use commercially reasonable efforts consistent with historical practice to collect any such accounts receivable. To the extent that Stockholder is required to indemnify an Indemnitee for Receivable Losses and such accounts receivable are subsequently collected, Parent shall promptly, but in no event later than 15 days after its receipt, remit such proceeds to Stockholder. All amounts paid by the Stockholder pursuant to her indemnification obligations hereunder shall be paid to the Company, unless the Company is insolvent as of the time an indemnification claim is made, in which case all such amounts shall be paid to the Indemnitee seeking indemnification pursuant to this Article. For purposes of this Article, the Company shall only be deemed "insolvent" if the Company is unable to meet its obligations as they become due after giving effect to any such indemnification payment. Any Loss shall be limited to those amounts for which the Indemnitee does not receive coverage under applicable insurance policies, if any, and shall be net of any Tax benefit actually received by the Indemnitee as a result of such loss. This indemnity shall not take into account any Taxes paid by the Indemnitee in connection with payments, if any, by the Stockholder to the Indemnitee under this Section 13.1. All indemnification requests of Indemnities hereunder shall be made by the Indemnitee's Agent (as defined in the Escrow Agreement) to the Stockholder.

                            Limitations on Indemnity.

Skip on Claims. The Indemnitee agrees not to seek recourse against, and shall not recover from Stockholder for any Losses until the aggregate amount of all such Losses with respect to any claims hereunder exceed $160,000 (the "Threshold Amount"), whereupon, provided the other requirements of this Article have been complied with, the Indemnitor (as defined below) shall only be liable for all Losses in excess of the Threshold Amount.

Order of Application of Claims. The Escrow Funds shall first be used to satisfy Losses from General Claims (subject to the limitation described below) and then be used to satisfy Losses from Tax Claims. The parties acknowledge that Stockholder's liability for Losses from Tax Claims is not limited to the Escrow Funds.

Maximum Stockholder Liability. The maximum liability of the Stockholder to indemnify the Indemnitee under Section 13.1.2 for General Claims shall not exceed the amount of $1,600,000. The maximum liability of the Stockholder to indemnify the Indemnitee under Section 13.1.2 for General Claims, together with amounts paid by the Stockholder for Tax Claims hereunder shall not exceed the amount of $8,000,000.

                         Procedure: Third Party Claims.

Claim Procedure. In the event that, at any time or from time to time after the Closing Date, an Indemnitee shall sustain a Loss against which such Indemnitee is entitled to indemnification under this Agreement, such Indemnitee shall notify the party hereto obligated to provide such indemnification (the "Indemnitor") of any such Loss so sustained. Indemnitor shall pay to such Indemnitee the amount of such Loss so sustained, subject to the right to contest any claim which has not yet resulted in a Loss, as provided herein and under the Escrow Agreement. The Indemnitee shall promptly notify the Indemnitor of the existence of any claim, demand, or other matter involving liabilities to third parties to which the Indemnitor's indemnification obligations would apply and shall give the Indemnitor a reasonable opportunity to defend the same or prosecute such action to conclusion or settlement satisfactory to the Indemnitee at Indemnitor's own expense and with counsel of Indemnitor's selection (who shall be approved by Indemnitee, which approval shall not be unreasonably withheld); provided that the Indemnitee shall at all times also have the right to fully participate in the defense at its own expense. If the Indemnitor shall, within a reasonable time after said notice, fail to defend, the Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk and expense, of Indemnitor. Except as provided in the preceding sentence, the Indemnitee shall not compromise or settle the claim or other matter without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld. If the claim is one that cannot by its nature be defended solely by the Indemnitor, the Indemnitee shall make available all information and assistance that the Indemnitee may reasonably request; provided that any associated expenses shall be paid by the Indemnitor.

Challenge By Indemnitor. If Indemnitor contests or challenges any claim or action against an Indemnified Party referred to in this Article, it shall (i) do so at its own cost and expense, holding such Indemnified Party harmless from all costs, fees, expenses, debts, liabilities and changes, (ii) diligently defend against any such claim, and (iii) hold such Indemnified Party's business and assets free and harmless from any attachment, execution, judgment, lien or other legal process.

Survival of Representations and Warranties of Parent; Indemnification. The representations, warranties, agreements and covenants of Parent contained herein shall survive for twelve (12) months from the Closing Date. Parent agrees to indemnify and hold the Stockholder harmless from and against any and all Losses which may accrue or be sustained by the Stockholder arising out of or as a result of any of the warranties, representations or covenants of Parent contained in this Agreement being incorrect, untrue or breached. Any Loss shall be limited to those amounts for which the Stockholder does not receive coverage under applicable insurance policies, if any, and shall be net of any Tax benefit actually received by the Stockholder as a result of such Loss. This indemnity shall not take into account any Taxes paid by the Stockholder in connection with payments, if any, by Parent to the Stockholder under this Section. All indemnification requests of the Stockholder hereunder shall be made to the Parent.

                                 MISCELLANEOUS.

Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

        If to the Parent:

               The Management Network Group, Inc.
               7300 College Blvd., Suite 302
               Overland Park, Kansas 66210
               Attention: Richard P. Nespola

        with a copy to:

               Shughart Thomson & Kilroy
               Twelve Wyandotte Plaza
               120 West 12th Street
               Kansas City, Missouri 64105-1929
               Attention: Jacob W. Bayer, Jr.
               Facsimile: (816) 374-0509

        If to the Stockholder:

               The Weathersby Group, Inc.
               4720 Montgomery Lane, Suite 900
               Bethesda, Maryland 20814
               Attention: Amanda Weathersby

        with a copy to:

               Shaw Pittman
               2300 N Street, N.W.
               Washington, DC 20037
               Attention: John M. McDonald
               Facsimile: (202) 663-8007

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business (day following the deposit of such communications with the overnight courier.

Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

Governing Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law. Each party hereto hereby irrevocably waives any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any state or federal court of competent jurisdiction in the State of Delaware, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. No suit, action or proceeding against a party hereto with respect to this Agreement may be brought in any court, domestic or foreign, or before any similar domestic or foreign authority other than in a court of competent jurisdiction in the State of Delaware, and each party hereto hereby irrevocably waives any right which it may otherwise have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority.

"Material Adverse Effect" or "Material Adverse Change". "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with a party, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the business, results of operations, assets or condition (financial or otherwise) of such party, other than changes or effects which are the result of occurrences relating to the economy in general or any party's industry in general and not specifically related to such party.

Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

Integration of Schedule and Exhibits. The Disclosure Schedule and all other schedules and exhibits attached to this Agreement are an integral part of this Agreement as if fully set forth herein.

Entire Agreement: No Third-Party Beneficiaries. This instrument, including the Disclosure Schedule and all exhibits and schedules attached hereto, contains the entire agreement of the parties and supersedes any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby (other than the provisions of the Confidentiality Agreement dated April 21, 2000 between Parent and the Company which shall remain in full force and effect until the Closing). This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

Binding Effect: No Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No party may assign any right or obligation hereunder without the prior written consent of the other parties hereto.

Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Waivers and Amendments. This Agreement may be amended or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any other right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at Law or in equity.

Specific Performance. The parties hereto agree that irreparable damage would occur in the event any, provision of this Agreement required to be performed prior to the Closing was not performed in accordance with the terms hereof and that, prior to the Closing, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

        IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the day and year first above written.




The Management Network Group, Inc.,               Amanda Weathersby
a Delaware corporation


By:_____________________________                  ______________________________
Name: Donald E. Klumb
Title: Chief Financial Officer

Exhibits:

A -- Stockholder and Registration Rights Agreement
B -- Stockholder Employment Agreement
C-1, C-2 -- Employment Agreements -- Principals
D -- Escrow Agreement
E -- Note
F -- Opinion of Company Counsel
G -- Opinion of Parent Counsel

Registrant will provide a copy of the above exhibits to the Securities and Exchange Commission upon request.